Exhibit 5.1
Sidley Austin Brown & Wood llp
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WASHINGTON, D.C.

November 4, 2005
Premium Standard Farms, Inc.
805 Pennsylvania, Suite 200
Kansas City, Missouri 64105
     Re:      550,000 Shares of Common Stock, $0.01 par value per share
Ladies and Gentlemen:
     We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Premium Standard Farms, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 550,000 shares of Common Stock, $0.01 par value per share (the “Shares”), of the Company which are issuable upon the exercise of options previously granted under the PSF Group Holdings, Inc. 1999 Equity Incentive Plan, as amended (the “Plan”).
     In rendering this opinion letter, we have examined and relied upon a copy of the Registration Statement and the exhibits thereto (including the Plan). We have also examined and relied upon originals, or copies of originals certified or otherwise identified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.
     Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:
     1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.
     2. The Shares will be legally issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities
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S i d l e y A u s t i n B r o w n & W o o d llp	C h i c a g o
Premium Standard Farms, Inc.
November 4, 2005

Act; (ii) the Shares shall have been duly issued and delivered in the manner contemplated by the Plan; and (iii) certificates representing the Shares shall have been duly executed, countersigned and registered and duly delivered to the persons entitled thereto against receipt of the agreed consideration therefor (not less than the par value thereof) in accordance with the Plan.
     We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance of the Shares.
     This opinion letter is limited to the General Corporation Law of the State of Delaware and the Securities Act.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,
/s/ Sidley Austin Brown & Wood LLP